Exhibit 99.1

Catheter Precision, Inc.  Announces First Quarter 2025 Update and Financial Results

Fort Mill, SC, May 14, 2025 – Catheter Precision, Inc. (NYSE American: VTAK), a U.S.-based innovative medical device company focused on electrophysiology products, today announced its financial results and operational update for the period ending March 31, 2025. Highlights of the first quarter include:

Commercial Endeavors

●	Approximately 50 hospitals are currently in the process of evaluating either VIVO, LockeT or both devices demonstrating that our new sales team continues to build a strong pipeline.
●

After the close of the March quarter, the Company announced its acquisition of the assets of Cardionomics, Inc. through its newly formed, 82% owned subsidiary, Cardionomix, Inc. The acquired assets include Cardionomic’s Cardiac Pulmonary Nerve Stimulation System, a new therapy under development based upon novel technology for the treatment of acute decompensated heart failure, or ADHF, for which over 1 million Americans are hospitalized annually. The acquired assets also include 49 issued patents and 46 patent applications.

●	Notice of the allowance from the US Patent Office of our first U.S. patent for our LockeT device.
●

The acquisition of PeriKard, LLC, a development stage company developing a kit of tools to enable physicians to more easily gain access to the pericardial space of the heart. It is intended that the kit will have both a better needle system and a better drainage system than current alternatives.

●	Both new customers and repeat customers placed orders during the March quarter.

Publications and Presentations Update:

●	Four abstracts were accepted for presentation at the annual Heart Rhythm Society Symposia in April 2025. These abstracts were:
●	Accuracy and Long-Term Outcomes from First Multi-Center Registry Experience for Non-Invasive Localization
o

This data comes from a 125 multi-center study in Europe. The data demonstrates that VIVO was over 94% accurate, assisted physicians in determining workflow when used pre-procedure, and that the use of VIVO pre-procedure may improve long-term outcomes. Long-term procedural success was over 83%.

●	Novel Three-Dimensional Mapping Integrating Electrocardiogram Morphology for Difficult-to-Map Premature Ventricular Contractions
o

This study compiled data from two centers (Heart Hospital of New Mexico and Overland Park Regional Medical Center) and demonstrates how VIVO can improve mapping and ablation for PVCs that are otherwise difficult to map, identify and ablate.

●	Efficacy and Safety of LockeT in Large-Bore Access Electrophysiological Procedures
o

This data included 139 patients and demonstrated that LockeT is safe and effective for creating hemostasis in ablation procedures that utilize a large access site. The LockeT closure device is optimal for the large bore puncture sites like those found in procedures for the Boston Scientific Watchman device or the Medtronic Micra pacemaker.

●	Diagnostic accuracy of a non-invasive mapping system for scar dependent VT exit site localization: relationship to myocardial scar and successful ablation lesions
o	This study is novel, and is the first study to demonstrate VIVO’s accuracy in scar dependent VT.
o	VIVO predicted the exit site locations (89%) and had correlation (86%) with the successful ablation sites. At one year follow-up 86% of patients were free from any device therapy.

●

The Company participated in the Heart Rhythm Society’s Heart Rhythm 2025 symposium in San Diego during late April. The symposium is the largest electrophysiology event in the world. The Company presented four clinical abstracts (3 of VIVO, 1 of LockeT) demonstrating strong clinical results and improved patient outcomes when our devices were used in EP procedures compared with procedures using alternative standard of care methods. The Company’s participation in the symposium produced a record number of sales leads from physicians and clinical technicians interested in both VIVO and LockeT when compared with any other industry event in which the Company has participated, many of which have already resulted in use of our products in EP procedures, requests for proposals to purchase our products and/or to begin evaluations.

●

Participated in the American College of Cardiology (ACC) conference March 29-31 in Chicago. The ACC has more than 56,000 members worldwide that includes all cardiac physician specialties. The Company presented an abstract on March 31 of clinical data comparing LockeT to manual compression (standard of care for hemostasis). Data from a recent study of 97 patients demonstrates that LockeT provides improvement over manual compression by decreasing time to ambulation, utilizing fewer nursing resources and providing hemostasis at a lower price point than vascular closure devices.

●

Participated in the Western Atrial Fibrillation Symposium in Salt Lake City during February 27th – March 1st introducing and educating physicians to the clinical outcome and financial benefits provided by both LockeT and VIVO.

●	Participated in the European Heart Rhythm Association Congress in Vienna, Austria, March 29th – April 2nd, the Associations largest annual event, where the company demonstrated VIVO.
●	The Company hosted a booth at the Society of Interventional Radiology in Nashville March 29 – April 2 where it demonstrated LockeT to interested clinical professionals.

Ongoing and Planned Clinical Studies

Additional clinical studies of both VIVO and LockeT are either currently ongoing or planned for 2025 which are intended to further demonstrate efficacy and improved workflows.

●	Multiple IRB approvals were received in Q4, 2024 and Q1, 2025 for new LockeT studies including direct comparisons to competitive devices, that have either begun in Q1 or will begin in Q2, 2025.
●

Randomized Controlled Trial (RCT) is planned for VIVO to begin in Q3 2025 assessing the difference of time that a patient remains in ventricular tachycardia (VT) during a procedure which was mapped pre-procedure with VIVO compared to traditional mapping in ischemic VT patients.

Financial Highlights

●	Total assets on March 31, 2025, were $24.8 million.
●	Total shareholders’ equity on March 31, 2025, was $7.9 million.
●	Sales revenues for the quarter ended March 31, 2025, increased 74% to approximately $143 thousand compared with $82 thousand in the quarter ended March 31, 2024.
●	Net Loss for the three months ended March 31, 2025, was approximately $4.0 million of which approximately $1.2 million were non-cash charges.
●	Cash position on March 31, 2025, was $450 thousand.
●	Subsequent to end of the quarter, on May 12th, the Company announced a $1.5 million gross proceeds investment from institutional investors via a private placement of its securities.

David Jenkins, CEO of Catheter Precision, commented, “We continue to be optimistic about the growth of the product pipeline. In May 2024 we brought in a new sales team and understood that it would take 9-12 months to see the clinical acceptance of new products in the hospital to create sales growth due to the committee evaluation requirements. We are committed to continued research supporting the product benefits and increasing the engagement of new and existing customers.”

About Catheter Precision

Catheter Precision is an innovative U.S.-based medical device company bringing new solutions to market to improve the treatment of cardiac arrhythmias. It is focused on developing groundbreaking technology for electrophysiology procedures by collaborating with physicians and continuously advancing its products.

About VIVO

Catheter Precision's VIVO™ (View Into Ventricular Onset), is a non-invasive 3D imaging system that enables physicians to identify the origin of ventricular arrhythmias pre-procedure, thereby streamlining workflow and reducing procedure time. VIVO has received marketing clearance from the U.S. FDA and has the CE mark.

About LockeT

Catheter Precision’s LockeT is a suture retention device intended to assist in hemostasis after percutaneous venous punctures. LockeT is a Class 1 device registered with the FDA.

Additional Information

This release and all other releases from Catheter Precision, Inc. are limited in their entirety by other information filed with the SEC including, but not limited to, our latest 10-K, 10-Q’s, and 8-K’s, and should be read in conjunction with those filings.

Forward Looking Statements

This communication contains forward-looking statements. Forward-looking statements can be identified by words such as "believe," "anticipate," "may," "might," "can," "could," "continue," "depends," "expect," "expand," "forecast," "intend," "predict," "plan," "rely," "should," "will," "may," "seek," or the negative of these terms and other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Express and implied forward-looking statements contained in this press release include, but are not limited to, statements regarding the following: anticipated future sales of LocKeT into the EU, the potential for hospitals who have expressed interest in reviewing our products to become customers, anticipated growth in our pipeline, , expectations regarding ongoing and planned clinical studies, including potential benefits that may be shown and the evidence we expect them provide to the medical community of the effectiveness and necessity of both our LockeT and VIVO product lines, . The Company's expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks and changes in circumstances, including but not limited to risks and uncertainties included under the caption "Risk Factors" in the Company's 2024 Form 10-K filed with the SEC, and its Form 10-Q for the quarter ended March 31, 2025, and available at www.sec.gov. These risks and uncertainties include, but aren't limited to, that the results of anticipated trials may not turn out as we currently expect and future trials may not occur on the time tables we expect or may be more costly than anticipated, we do not have sufficient liquidity to fund our operations unless we are able to obtain additional financing or enter into a strategic transaction that would provide additional liquidity within the next three to six months, we will not be able to reach profitability unless we are able to achieve our product expansion and growth goals, we may not be able to fund our Cardionomix subsidiary, our research and development and commercialization efforts may depend on entering into agreements with corporate collaborators, we have entered into joint marketing agreements with respect to our products, and may enter into additional joint marketing agreements, that will reduce our revenues from product sales, royalty agreements with respect to our LockeT device will reduce any future profits from this product, if we experience significant disruptions in our information technology systems, our business may be adversely affected, litigation and other legal proceedings may adversely affect our business, if we make acquisitions or divestitures, we could encounter difficulties that harm our business, failure to attract and retain sufficient qualified personnel could also impede our growth, failure to maintain effective internal controls could cause our investors to lose confidence in us and adversely affect the market price of our common stock, we have determined that our internal controls and disclosure controls were not effective as of December 31, 2024 and March 31, 2025, and as a result, without effective remediation of the material weaknesses that we have identified, we may not be able to accurately report our financial results or prevent fraud, our revenues may depend on our customers' receipt of adequate reimbursement from private insurers and government sponsored healthcare programs, we may be unable to compete successfully with companies in our highly competitive industry, many of whom have substantially greater resources than we do, our future operating results depend upon our ability to obtain components in sufficient quantities on commercially reasonable terms or according to schedules, prices, quality and volumes that are acceptable to us, and suppliers may fail to deliver components, or we may be unable to manage these components effectively or obtain these components on such terms, if hospitals, physicians and patients do not accept our current and future products or if the market for indications for which any product candidate is approved is smaller than expected, we may be unable to generate significant revenue, if any, our medical device operations are subject to pervasive and continuing FDA regulatory requirements, our products may be subject to additional recalls, revocations or suspensions after receiving FDA or foreign approval or clearance, which could divert managerial and financial resources, harm our reputation, and adversely affect our business, changes in trade policies among the U.S. and other countries, in particular the imposition of new or higher tariffs, could place pressure on our average selling prices as our customers seek to offset the impact of increased tariffs on their own products, increased tariffs or the imposition of other barriers to international trade could have a material adverse effect on our revenues and operating results. The risks and uncertainties described above may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty, or other pandemics, supply chain disruptions from the Ukraine war or Israeli-Hamas conflict and otherwise, and ongoing volatility in the stock markets and the U.S. economy in general.

The forward-looking statements included in this communication are made only as of the date hereof. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

CONTACTS:

At the Company

David Jenkins

973-691-2000

IR@catheterprecision.com

# # #